                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42295

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 30, 1997)

                                4,000,000 SHARES

                        THE BEAR STEARNS COMPANIES INC.

                               DEPOSITARY SHARES

             EACH REPRESENTING A ONE-FOURTH INTEREST IN A SHARE OF

                   5.49% CUMULATIVE PREFERRED STOCK, SERIES G
                             ---------------------

    Each of the 4,000,000 Depositary Shares offered hereby (the "Depositary Shares") represents a one-fourth interest in a share of 5.49% Cumulative Preferred Stock, Series G, liquidation preference $200 per share (the "Series G Preferred Stock"), of The Bear Stearns Companies Inc. (the "Company") deposited with the Depositary (as defined herein) and entitles the holder to all proportional rights and preferences of the Series G Preferred Stock (including dividend, voting, redemption and liquidation rights). No shares of Series G Preferred Stock are convertible into Common Stock (as defined herein). The proportionate liquidation preference of each Depositary Share is $50. See "Certain Terms of the Depositary Shares."

    Dividends on the Series G Preferred Stock are cumulative from the date of issue and are payable quarterly, in cash, when, as and if declared by the Board of Directors of the Company, commencing July 15, 1998. The amount of dividends payable in respect of the Series G Preferred Stock will be adjusted in the event of certain amendments to the Internal Revenue Code of 1986, as amended, in respect of the dividends-received deduction. See "Certain Terms of the Series G Preferred Stock--Dividends and Distributions."

    The Series G Preferred Stock may not be redeemed prior to July 15, 2008. The Series G Preferred Stock will be redeemable as provided herein at the option of the Company at any time on or after July 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per Depositary Share), plus accrued but unpaid dividends to the redemption date.

    Application will be made to list the Depositary Shares on the New York Stock Exchange (the "NYSE"). Trading of the Depositary Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Depositary Shares. The shares of Series G Preferred Stock represented by the Depositary Shares will not be so listed, and the Company does not expect that there will be any trading market for the Series G Preferred Stock except as represented by the Depositary Shares.
                           --------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
          SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        PRICE TO             UNDERWRITING            PROCEEDS TO
                                                        PUBLIC(1)             DISCOUNT(2)           COMPANY(1)(3)
Per Depositary Share............................         $50.00                  $1.00                 $49.00
Total...........................................      $200,000,000            $4,000,000            $196,000,000

(1) Plus accrued dividends, if any, from the date of issue.
(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Company estimated at $200,000.
                         ------------------------------

    The Depositary Shares are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, and subject to approval of certain legal matters by counsel. The Underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part. It is expected that delivery of Depositary Receipts (as defined herein) evidencing the Depositary Shares will be made against payment therefor in New York, New York on or about June 19, 1998.

    Following the initial offering of the Depositary Shares and subject to obtaining the approval of the NYSE, Bear, Stearns & Co. Inc., a wholly-owned subsidiary of the Company, expects to offer and sell previously issued Depositary Shares in the course of its business as a broker-dealer. Bear, Stearns & Co. Inc. may act as principal or agent in, and this Prospectus Supplement may be used by Bear, Stearns & Co. Inc. in connection with, those transactions. Sales will be made at varying prices related to prevailing market prices at the time of sale.
                           --------------------------
BEAR, STEARNS & CO. INC.
        ABN AMRO INCORPORATED
                     CHASE SECURITIES INC.
                                DONALDSON, LUFKIN & JENRETTE
                                         LEHMAN BROTHERS
                                                   NATIONSBANC MONTGOMERY
                                                       SECURITIES LLC
                                                           SALOMON SMITH BARNEY
                                 JUNE 16, 1998

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF CERTAIN SECURITIES HEREUNDER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THOSE SECURITIES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS.

                            ------------------------

                                  THE COMPANY

    The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes: market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the NYSE; providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and securities research.

    The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Madrid, Paris and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the Securities and Exchange Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

    The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

                     CERTAIN TERMS OF THE DEPOSITARY SHARES

    The following summary description of the Depositary Shares offered hereby supplements the description of the terms of the Depositary Shares set forth under the heading "Description of Depositary Shares" in the accompanying Prospectus, to which description reference is hereby made. The summary description of the Depositary Shares set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement referred to below, the form of which (including the form of Depositary Receipt (as defined below)) is filed as an exhibit or incorporated by reference in the Registration Statement of which this Prospectus Supplement forms a part.

    Each Depositary Share represents a one-fourth interest in a share of Series G Preferred Stock. The shares of Series G Preferred Stock underlying the Depositary Shares will be deposited with ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), under a Deposit Agreement (the "Deposit Agreement") among the Company, the Depositary and the holders from time to time of the depositary receipts issued by the Depositary thereunder (the "Depositary Receipts"). The Depositary Receipts so issued will evidence the Depositary Shares and will be eligible for book-entry trading through the facilities of The Depository Trust Company. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled through the Depositary, in proportion to the one-fourth interest in a share of Series G Preferred Stock underlying such Depositary Share, to all rights and preferences of a share of Series G Preferred Stock (including dividend, voting, redemption and liquidation rights). Since each share of Series G Preferred Stock entitles the holder thereof to one vote on all matters on which the Series G Preferred Stock is entitled to vote, each Depositary Share will, in effect, entitle the holder thereof to one-fourth of a vote thereon, rather than one full vote. The Company does not expect that there will be any trading market for the Series G Preferred Stock except as represented by the Depositary Shares. The principal office of the Depositary is currently located at 450 West 33rd Street, New York, New York 10001. See "Certain Terms of the Series G Preferred Stock--Voting Rights" below, and "Description of Preferred Stock--Voting Rights," "Description of Depositary Shares" and "Book-Entry Procedures and Settlement" in the accompanying Prospectus.

    ChaseMellon Shareholder Services, L.L.C. will be the transfer agent and registrar for the Depositary Shares.

                 CERTAIN TERMS OF THE SERIES G PREFERRED STOCK

    The following description of certain terms of the Series G Preferred Stock supplements the description of the general terms and provisions of the preferred stock of the Company set forth under the heading "Description of Preferred Stock" in the accompanying Prospectus. The Series G Preferred Stock is a series of the preferred stock, $1.00 par value, of the Company (the "Preferred Stock"), which Preferred Stock may be issued from time to time in one or more series with such rights, preferences and limitations as are determined by the Company's Board of Directors (the "Board of Directors") or a duly authorized committee thereof. The description of certain provisions of the Series G Preferred Stock set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the Series G Preferred Stock.

GENERAL

    The Series G Preferred Stock on the date of original issue will rank on a parity as to payment of dividends and distribution of assets upon dissolution, liquidation or winding up of the Company with each other outstanding series of Preferred Stock. See "Description of Preferred Stock" in the accompanying Prospectus. The Series G Preferred Stock will rank prior to the Company's Common Stock, $1.00 par value (the "Common Stock"). No shares of Series G Preferred Stock are convertible into Common Stock.

    The Company is authorized by its Certificate of Incorporation to issue up to 10,000,000 shares of Preferred Stock, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of Preferred Stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors or a duly authorized committee thereof. As of the date of this Prospectus Supplement, there were outstanding 479,250 shares of the Company's Adjustable Rate Cumulative Preferred Stock, Series A (liquidation preference $50 per share), 500,000 shares of the Company's Cumulative Preferred Stock, Series C (liquidation preference $200 per share and which series the Company has called for redemption on July 15, 1998), 1,250,000 shares of the Company's Cumulative Preferred Stock, Series E (liquidation preference $200 per share) and 1,000,000 shares of the Company's Cumulative Preferred Stock, Series F (liquidation preference $200 per share). See "Description of Preferred Stock--General" in the accompanying Prospectus.

DIVIDENDS AND DISTRIBUTIONS

    The holders of shares of Series G Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of assets of the Company legally available for the payment of dividends, cumulative cash dividends at the annual rate of 5.49% of the liquidation preference per share of Series G Preferred Stock (equivalent to $10.98 per annum per share of Series G Preferred Stock and $2.745 per annum per Depositary Share), and no more, in equal quarterly payments (rounded down to the nearest cent) on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 1998. See "Description of Depositary Shares--Dividends and Other Distributions" in the accompanying Prospectus regarding the deferral of distributions of amounts that are fractions of one cent. Dividends will be payable to the holders of record at the close of business on such date, no less than 15 days nor more than 60 days prior to a dividend payment date, as may be determined by the Board of Directors or a duly authorized committee thereof. The record date for the first dividend payable on July 15, 1998 will be June 30, 1998.

    Dividends payable on the Series G Preferred Stock will begin to accrue and be cumulative from the date of original issue. The amount of dividends payable for any period shorter than a full quarterly dividend period will be determined on the basis of twelve 30-day months and a 360-day year. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series G Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable will be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

    Whenever quarterly dividends payable on shares of Series G Preferred Stock are in arrears, thereafter and until all accrued but unpaid dividends, whether or not declared, on the outstanding shares of Series G Preferred Stock have been paid in full or declared and set apart for payment, the Company will not: (i) declare or pay dividends, or make any other distribution, on any shares of Common Stock or other capital stock ranking junior (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) to the Series G Preferred Stock ("Junior Stock"), other than dividends or distributions payable in Junior Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to payment of dividends or distribution of assets upon liquidation, dissolution or winding up) with the Series G Preferred Stock ("Parity Stock"), other than dividends or distributions payable in Junior Stock, and other than dividends paid ratably on the Series G Preferred Stock and all Parity Stock on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration any shares of Junior Stock, provided that the Company may at any time redeem, purchase or otherwise acquire any shares of Junior Stock in exchange for shares of Junior Stock; or (iv) redeem or purchase or otherwise acquire for consideration any shares of Series G Preferred Stock or Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes. See "Description of Preferred Stock--Dividends" in the accompanying Prospectus.

    If, prior to 18 months after the date of the original issuance of the Series G Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction for certain corporations (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), certain adjustments may be made in respect of the dividends payable by the Company, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) may become payable, as described below.

    The amount of each dividend payable (if declared) per share of Series G Preferred Stock for dividend payments made on or after the effective date of such change in the Code shall be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the following fraction (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                               1 - .35 (1 - .70)
                              -------------------

                               1 - .35 (1 - DRP)

    For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series G Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

    Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payment date, shall be payable (if declared) to holders of Series G Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the Series G Preferred Stock is called for redemption prior to such record date, to holders of Series G Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

    If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the Series G Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of Series G Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of Series G Preferred Stock on the record date following the date of enactment) or, if the Series G Preferred Stock is called for redemption prior to such record date, to holders of Series G Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend Payment
Date) over (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date. The Company shall only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the Series G Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

    Notwithstanding the foregoing, no adjustment in the dividends payable by the Company shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Company, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series G Preferred Stock that reduces the Dividends-Received Percentage.

    In the event that the amount of dividends payable per share of the Series G Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Company will give notice of such adjustment, and if applicable, any Post-Declaration Date Dividends and Retroactive Dividends to the holders of Series G Preferred Stock.

LIQUIDATION RIGHTS

    Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (i) to the holders of shares of Junior Stock, unless, prior thereto, the holders of shares of Series G Preferred Stock shall have received $200 per share (equivalent to $50 per Depositary Share), plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date of such payment or (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Series G Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distribution to which holders of the Series G Preferred Stock are entitled, such holders will have no right or claim to any of the remaining assets of the Company. See "Description of Preferred Stock--Liquidation Rights" in the accompanying Prospectus.

    Neither the consolidation, merger or other business combination of the Company with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company will be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

    The shares of the Series G Preferred Stock may not be redeemed by the Company prior to July 15, 2008. The Company, at its option, may redeem shares of Series G Preferred Stock, as a whole or in part, at any time or from time to time on or after July 15, 2008, at a price of $200 per share ($50 per Depositary Share), plus an amount per share equal to all accrued but unpaid dividends thereon, whether or not declared, to the date fixed for redemption. See "Description of Preferred Stock--Redemption" in the accompanying Prospectus.

VOTING RIGHTS

    Holders of the Series G Preferred Stock will have no voting rights except as set forth below or as otherwise from time to time required by law.

    Whenever dividends payable on the shares of Series G Preferred Stock or any other class or series of stock ranking on a parity with the Series G Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of outstanding shares of Series G Preferred Stock (voting together as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) (collectively, the "Defaulted Preferred Stock") will be entitled to vote for the election of two additional directors of the Company (the "Special Election Right") at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on the Series G

Preferred Stock have been fully paid or set apart for payment. The term of office of all directors elected by the holders of shares of Series G Preferred Stock shall terminate immediately upon the termination of the right of the holders of the Series G Preferred Stock to vote for directors. Whenever the shares of Series G Preferred Stock become entitled to vote, each holder of the Series G Preferred Stock will have one vote for each share held.

    The Special Election Right also may be exercised at any special meeting of the holders of the Defaulted Preferred Stock called for that purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Company, of the holders of a majority of all outstanding shares of Defaulted Preferred Stock. So long as the Special Election Right continues, the Secretary of the Company may call, and within 30 days after delivery to the Secretary, at the principal office of the Company, of a written request from the holders of a majority of the outstanding shares of Defaulted Preferred Stock will be required to call, a special meeting of the holders of such shares for the purpose of exercising the Special Election Right; provided, however, that no such special meeting or adjournment therof shall be held on a date less than 30 days before an annual meeting of stockholders or any special meeting in lieu thereof.

    If a vacancy occurs among the directors elected by the holders of the Defaulted Preferred Stock as a class, the remaining director who has been so elected may appoint a successor to hold office for the unexpired portion of the term of the director whose place is vacant. If both directors so elected cease to serve as directors before their terms expire, the holders of the Defaulted Preferred Stock then outstanding and entitled to vote for such directors may, by written consent as described above, or at a special meeting of such holders called as described above, elect successors, to hold office for the unexpired portion of the terms of the directors whose places are vacant.

    So long as any shares of Series G Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of Series G Preferred Stock outstanding at the time (voting together as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), (i) issue or increase the authorized amount of any class or series ranking senior to the Series G Preferred Stock as to dividends or upon liquidation, dissolution or winding up, or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or the resolutions contained in the Certificate of Designations, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the shares of Series G Preferred Stock or of the holders thereof; provided, however, that any increase in the amount of authorized Common Stock or authorized Preferred Stock, any increase or decrease in the number of shares of any series of Preferred Stock or the creation and issuance of Common Stock or other series of Preferred Stock, in each case ranking on a parity with or junior to the shares of Series G Preferred Stock as to dividends and upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of Series G Preferred Stock.

    The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series G Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such a redemption. See "Description of Preferred Stock--Voting Rights" in the accompanying Prospectus.

                        FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Series G Preferred Stock represented by such Depositary Shares.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") among the Company and the Underwriters named below (the "Underwriters"), the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase from the Company, the number of Depositary Shares, each representing a one-fourth interest in a share of Series G Preferred Stock, set forth opposite its name below.

                                                                                   NUMBER OF
                                                                                   DEPOSITARY
      UNDERWRITER                                                                    SHARES
                                                                                   ----------
Bear, Stearns & Co. Inc..........................................................     580,000
ABN AMRO Incorporated............................................................     570,000
Chase Securities Inc. ...........................................................     570,000
Donaldson, Lufkin & Jenrette Securities Corporation..............................     570,000
Lehman Brothers Inc..............................................................     570,000
NationsBanc Montgomery Securities LLC ...........................................     570,000
Salomon Brothers Inc.............................................................     570,000
                                                                                   ----------
      Total......................................................................   4,000,000
                                                                                   ----------
                                                                                   ----------

    The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Depositary Shares to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $0.60 per share. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of $0.30 per share. After the initial public offering, the public offering price and such concessions may be changed from time to time.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Depositary Shares if any are purchased.

    Bear Stearns, a wholly-owned subsidiary of the Company, has committed to purchase from the Company 14.5% of the aggregate number of the Depositary Shares being underwritten by the Underwriters, on the same basis as the other Underwriters. To the extent that part or all of the Depositary Shares so purchased by Bear Stearns are not resold by it at the initial offering price, the funds derived from this offering by the Company and its subsidiaries on a consolidated basis may be reduced, since the Company and its subsidiaries will not derive any additional funds from Depositary Shares purchased by Bear Stearns and not resold. Bear Stearns intends to resell any Depositary Shares that it is unable to resell from time to time, at prevailing market prices, subject to applicable prospectus delivery requirements.

    Certain of the Underwriters and their affiliates engage from time to time in general financing and banking transactions with, and serve as financial advisors to, the Company and its affiliates.

    Because Bear Stearns is a wholly owned subsidiary of the Company, each distribution of Depositary Shares will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

    In order to facilitate the offering, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Depositary Shares during and after the offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Depositary Shares for their own account by selling more Depositary Shares than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing Depositary

Shares in the open market. In addition, such persons may stabilize or maintain the price of the Depositary Shares by bidding for or purchasing Depositary Shares in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Depositary Shares previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Depositary Shares at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Depositary Shares to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

    Following the initial distribution of the Depositary Shares, application will be made to list the Depositary Shares on the NYSE. Trading of the Depositary Shares on the NYSE is expected to commence within a 30-day period after the intial delivery of the Depositary Shares.

                           VALIDITY OF THE SECURITIES

    The validity of the Series G Preferred Stock will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York and for the Underwriters by Kramer, Levin, Naftalis & Frankel, New York, New York.

PROSPECTUS

                        THE BEAR STEARNS COMPANIES INC.
                                PREFERRED STOCK
                                ----------------

    The Bear Stearns Companies Inc. (the "Company") may issue from time to time in one or more series its Preferred Stock, $1.00 par value, with an aggregate initial public offering price not to exceed $650,000,000 (the "Preferred Stock"). The Preferred Stock may be issued in amounts, at prices and on other terms to be determined in light of market conditions at the time of sale. Information relating to the specific number of shares, title, stated value and liquidation preference of each share, issuance price, dividend rate or method of calculation, dividend periods, dividend payment dates, any redemption or sinking fund provisions, whether fractional interests in shares of Preferred Stock will be offered through depositary arrangements, any national securities exchange or other trading market on which the Preferred Stock may be listed or registered and other specific terms of each series of Preferred Stock in respect of which this Prospectus is being delivered shall be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY
       SUPPLEMENT HERETO. ANY REPRESENTATION TO             THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Preferred Stock may be offered through dealers, through underwriters or through agents designated from time to time, as set forth in the accompanying Prospectus Supplement. Any such underwriters (and any representative thereof), dealers or agents may include Bear, Stearns & Co. Inc., a wholly owned subsidiary of the Company ("Bear Stearns"). The net proceeds to the Company will be, in the case of a dealer, the sales price to such dealer, in the case of an underwriter, the public offering price less the applicable underwriting discount or commission, and, in the case of an agent, the public offering price less the applicable agency commission, in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

    Following the initial distribution of a series of Preferred Stock and subject to obtaining the approval of the New York Stock Exchange, Inc., Bear Stearns may offer and sell previously issued shares of such series of Preferred Stock in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used by Bear Stearns in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

                            ------------------------

                            BEAR, STEARNS & CO. INC.
                               December 30, 1997

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING OF CERTAIN SECURITIES HEREUNDER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THOSE SECURITIES, INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS AND THE IMPOSITION OF PENALTY BIDS. SEE "PLAN OF DISTRIBUTION."
                            ------------------------

    No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Offices located at the Citicorp Center, 5000 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Preferred Stock. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission pursuant to
Section 13 of the Exchange Act (File No. 1-8989), are incorporated herein by reference: (i) the Annual Report on Form 10-K (including the portions of the Company's Annual Report to Stockholders and Proxy Statement incorporated by reference therein) for the fiscal year ended June 30, 1997 (the "1997 Form 10-K"), (ii) the Quarterly Report on Form 10-Q for the quarter ended September 26, 1997, and (iii) the Current Reports on Form 8-K, dated July 29, 1997, August 13, 1997, October 14, 1997 and October 28, 1997. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus except the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Corporate Communications Department, The Bear Stearns Companies Inc., 245 Park Avenue, New York, New York 10167; telephone number (212) 272-2000.

                            ------------------------

                                  THE COMPANY

    The Company is a holding company that, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns") and Bear, Stearns Securities Corp. ("BSSC"), is a leading United States investment banking, securities trading and brokerage firm serving corporations, governments, institutional and individual investors worldwide. The business of the Company includes: market-making and trading in corporate, United States Government, government-agency, mortgage-related, asset-backed and municipal securities; trading in options, futures, foreign currencies, interest-rate swaps and other derivative products; securities and commodities arbitrage; securities, options and commodities brokerage; underwriting and distributing securities; providing securities clearance services; financing customer activities; securities lending; arranging for the private placement of securities; assisting in mergers, acquisitions, restructurings and leveraged transactions; providing other financial advisory services; making principal investments in leveraged acquisitions; acting as specialist on the floor of the New York Stock Exchange ("NYSE"); providing fiduciary and other services, such as real estate brokerage, investment management and investment advisory; and securities research.

    The Company's business is conducted from its principal offices in New York City; from domestic regional offices in Atlanta, Boston, Chicago, Dallas, Los Angeles and San Francisco; from representative offices in Beijing, Geneva, Hong Kong, Lugano and Shanghai; through international subsidiaries in Buenos Aires, Dublin, Hong Kong, London, Paris, Sao Paulo, Singapore and Tokyo; and through joint ventures with other firms in Belgium, Madrid, Paris and the Philippines. The Company's foreign offices provide services and engage in investment activities involving foreign clients and international transactions. The Company provides trust-company services through its subsidiary, Custodial Trust Company, located in Princeton, New Jersey.

    Bear Stearns and BSSC are broker-dealers registered with the Commission. They also are members of the NYSE, all other principal United States securities and commodities exchanges, the National Association of Securities Dealers, Inc. (the "NASD") and the National Futures Association. Bear Stearns is a "primary dealer" in United States government securities, as designated by the Federal Reserve Bank of New York.

    The Company is incorporated in Delaware. The principal executive office of the Company is located at 245 Park Avenue, New York, New York 10167; its telephone number is (212) 272-2000.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of each series of Preferred Stock for general corporate purposes, which may include additions to working capital, the repayment of short-term indebtedness and investments in, or extensions of credit to, subsidiaries.

      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

    The ratio of earnings to combined fixed charges and preferred dividends was
1.3 for the three months ended September 26, 1997 and 1.4, 1.4, 1.2, 1.6 and 1.8 for the fiscal years ended June 30, 1997, 1996, 1995, 1994 and 1993, respectively. These ratios were calculated by dividing the sum of fixed charges and preferred dividends into the sum of earnings before taxes and fixed charges. Fixed charges for these purposes consist of all interest expense and certain other immaterial expenses. Preferred dividends represent the pre-tax earnings necessary to cover the dividends on the Company's preferred stock assuming such earnings are taxed at the Company's consolidated effective tax rate.

                         DESCRIPTION OF PREFERRED STOCK

    The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of the Preferred Stock offered by any Prospectus Supplement and the extent, if any, to which such general terms do not apply to such Preferred Stock will be described in such Prospectus Supplement. The description of the terms of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), including the Certificate of Designations (the "Certificate of Designations") relating to the applicable series of Preferred Stock. The Certificate of Incorporation and any such Certificate of Designations are filed as exhibits to or will be incorporated by reference in the Registration Statement of which this Prospectus forms a part.

GENERAL

    The Company is authorized by its Certificate of Incorporation to issue 10,000,000 shares of preferred stock, $1.00 par value, which may be issued from time to time in one or more series and, subject to the provisions of the Certificate of Incorporation applicable to all series of preferred stock, shall have such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof adopted by the Company's Board of Directors (the "Board of Directors") or a duly authorized committee thereof.

    The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise specified in the applicable Prospectus Supplement. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Stock offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such shares will be issued; (iii) the dividend rate or rates (or method of calculation), the date or dates from which dividends shall accrue, and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) the amount that shares of such series shall be entitled to receive in the event of any liquidation, dissolution or winding up of the Company; (vi) the terms and conditions, if any, on which shares of such series shall be exchangeable for shares of stock of any other class or classes, or other series of the same class, of the Company; (vii) the voting rights, if any, of shares of such series in addition to those set forth in "Voting Rights" below; (viii) the status as to reissuance or sale of shares of such series redeemed, purchased or otherwise reacquired, or surrendered to the Company on conversion or exchange; (ix) the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary, of the Common Stock or of any other class of stock of the Company ranking junior to the shares of such series as to dividends or upon liquidation; (x) the conditions and restrictions, if any, on the creation of indebtedness of the Company, or any subsidiary, or on the issue of any additional stock ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and (xi) any additional dividend, liquidation, redemption, sinking or retirement fund and other rights, preferences, privileges, limitations and restrictions of such Preferred Stock.

    The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Preferred Stock will upon issuance rank on a parity in all respects with the outstanding shares of the Company's Adjustable Rate Cumulative Preferred Stock, Series A, Cumulative Preferred Stock, Series B and Cumulative Preferred Stock, Series C. As of December 10, 1997, there were outstanding 479,250 shares of the Company's Adjustable Rate Cumulative Preferred Stock, Series A, 937,500 shares of the Company's Cumulative Preferred Stock, Series B and 500,000 shares of the Company's Cumulative Preferred Stock, Series C. The Preferred Stock will have no preemptive rights to subscribe for any additional securities that may be issued by the Company.

DIVIDENDS

    Unless otherwise specified in the applicable Prospectus Supplement, before any dividends may be declared or paid to the holders of shares of the Common Stock, par value $1.00 per share, of the Company (the "Common Stock") or of any other capital stock of the Company ranking junior to any series of the Preferred Stock as to the payment of dividends, the holders of the Preferred Stock of that series will be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of the net profits or net assets of the Company legally available therefor, dividends payable quarterly on January 15, April 15, July 15 and October 15, in each year at such rates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock transfer records of the Company on such dates (not less than 15 days nor more than 60 days prior to a dividend payment date) as will be fixed by the Board of Directors or a duly authorized committee thereof. Dividends will be paid in the form of cash.

    Dividends on any series of Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative ("Noncumulative Preferred Stock"), then the holders of the Preferred Stock of that series will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on that series are declared or paid on any future dividend payment dates. If dividends on any series of Preferred Stock are not paid in full or declared in full and sums set apart for the payment thereof, then no dividends shall be declared and paid on that series unless declared and paid ratably on all shares of every series of Preferred Stock then outstanding, including dividends accrued or in arrears, if any, in proportion to the respective amounts that would be payable per share if all such dividends were declared and paid in full.

    The Prospectus Supplement relating to a series of Preferred Stock will specify the conditions and restrictions, if any, on the payment of dividends or on the making of other distributions on, or the purchase, redemption or other acquisition by the Company or any subsidiary of, the Common Stock or of any other class of stock of the Company ranking junior to the shares of that series as to dividends or upon liquidation and any other preferences, rights, restrictions and qualifications that are not inconsistent with the Certification of Incorporation.

LIQUIDATION RIGHTS

    Unless otherwise specified in the Prospectus Supplement relating to a series of Preferred Stock, upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary) the holders of Preferred Stock of that series will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, the amount specified in the applicable Prospectus Supplement for that series, together with all dividends accrued and unpaid, before any distribution of the assets will be made to the holders of Common Stock or any other class or series of shares ranking junior to that series of Preferred Stock upon liquidation, dissolution or winding up, and will be entitled to no other or further distribution. If, upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of a series of Preferred Stock shall be insufficient to permit the payment in full to the holders of that series of Preferred Stock of all amounts payable to those holders, then the entire assets of the Company thus distributable will be distributed ratably among the holders of that series of in proportion to the respective amounts that would be payable per share if those assets were sufficient to permit payment in full.

    Neither the consolidation, merger or other business combination of the Company with or into any other individual, firm, corporation or other entity nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Company will be deemed to be a liquidation, dissolution or winding up of the Company.

REDEMPTION

    If so specified in the applicable Prospectus Supplement, any series of Preferred Stock may be redeemable, in whole or in part, at the option of the Company or pursuant to a retirement or sinking fund or otherwise, on terms and at the times and the redemption prices specified in that Prospectus Supplement. If less than all shares of the series at the time outstanding are to be redeemed, the shares to be redeemed will be selected pro rata or by lot, in such manner as may be prescribed by resolution of the Board of Directors.

    Notice of any redemption of a series of Preferred Stock will be given by publication in a newspaper of general circulation in the Borough of Manhattan, the City of New York, such publication to be made not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of shares of that series at the addresses shown on the stock transfer records of the Company, but the mailing of such notice will not be a condition of such redemption. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of the shares to be redeemed, and such record date will be not more than 60 days nor less than 30 days prior to the redemption date.

    Prior to the redemption date, the Company will deposit money for the payment of the redemption price with a bank or trust company doing business in the Borough of Manhattan, the City of New York, and having a capital and surplus of at least $10,000,000. Unless the Company fails to make such deposit, on the redemption date, all dividends on the series of Preferred Stock called for redemption will cease to accrue and all rights of the holders of shares of that series as stockholders of the Company shall cease, except the right to receive the redemption price (but without interest). Unless otherwise specified in the applicable Prospectus Supplement, any monies so deposited which remain unclaimed by the holders of the shares of that series at the end of six years after the redemption date will become the property of, and will be paid by the bank or trust company with which it has been so deposited to, the Company.

CONVERSION RIGHTS

    No series of Preferred Stock will be convertible into Common Stock.

VOTING RIGHTS

    Unless otherwise determined by the Board of Directors of the Company and indicated in the Prospectus Supplement applicable to a particular series of Preferred Stock, holders of the Preferred Stock of that series will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on any series of Preferred Stock or any other class or series of stock ranking on a parity with that series with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, the holders of shares of that series (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two of the authorized number of directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on that series have been fully paid or set apart for payment. The term of office of all directors elected by the holders of a series of Preferred Stock shall terminate immediately upon the termination of the right of the holders of that series to vote for directors. Whenever the shares of a series are or become entitled to vote, each holder of shares of that series will have one vote for each share held.

    So long as shares of any series of Preferred Stock remain outstanding, the Company shall not, without the consent of the holders of at least two-thirds of the shares of that series outstanding at the time (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable), (i) issue or increase the authorized amount of any class or series of stock ranking senior to the shares of that series as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or of the resolutions contained in the Certificate of Designation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any power, preference or special right of the outstanding shares of that series or the holders thereof; PROVIDED, HOWEVER, that any increase in the amount of the authorized Common Stock or authorized Preferred Stock or the creation and issuance of Common Stock or any other series of Preferred Stock ranking on a parity with or junior to a series of Preferred Stock as to dividends and upon liquidation shall not be deemed to materially and adversely affect the powers, preferences or special rights of the shares of that series.

    Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent, dividend disbursing agent and registrar for each series of Preferred Stock will be Chase Mellon Shareholder Services L.L.C.

                        DESCRIPTION OF DEPOSITARY SHARES

    The following summary and the summary in any Prospectus Supplement of the terms and provisions of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement relating to the applicable series of Preferred Stock, which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part.

GENERAL

    The Company, at its option, may elect to offer fractional interests in shares of a series of Preferred Stock, rather than whole shares. If the option is exercised, the Company will provide for the issuance by a depositary of depositary receipts ("Depositary Receipts") evidencing depositary shares ("Depositary Shares"), each of which will represent a fractional interest (to be specified in the applicable Prospectus Supplement) in a share of a particular series of the Preferred Stock as more fully described below.

    If the Company offers fractional shares of any series of Preferred Stock, those shares will be deposited under a separate deposit agreement (a "Deposit Agreement") among the Company, a bank or trust company selected by the Company and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary") and the holders from time to time of the Depositary Receipts issued thereunder by that Depositary. The applicable Prospectus Supplement will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Share, to all the rights and preferences of the fractional share of Preferred Stock underlying such Depositary Share (including dividend, voting, redemption and liquidation rights).

    Pending the preparation of definitive engraved Depositary Receipts, upon the written order of the Company, the Depositary may issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The Depositary will distribute to the holders of Depositary Receipts evidencing Depositary Shares all cash dividends or other cash distributions received in respect of the underlying fractional shares of Preferred Stock in proportion to their respective holdings of the Depositary Shares on the relevant record date. However, the Depositary will distribute only the amount that can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed will be held by the Depositary (without liability for interest thereon) and will be added to and treated as part of the next sum received by the Depositary for distribution to holders of Depositary Receipts then outstanding.

    If the Company distributes property other than cash in respect of shares of Preferred Stock deposited under a Deposit Agreement, the Depositary will distribute the property received by it to the record holders of Depositary Receipts evidencing the Depositary Shares relating to those shares of Preferred Stock, in proportion, as nearly as may be practicable, to their respective holdings of the Depositary Shares on the relevant record date, unless the Depositary determines that it is not feasible to make such a distribution, in which case the Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable to give effect to the distribution, including the sale of the property so received and distribution of the net proceeds from such sale to the holders of the Depositary Receipts.

    Each Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar right offered by the Company to holders of the Preferred Stock deposited under such Deposit Agreement will be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    If the shares of Preferred Stock deposited under a Deposit Agreement are subject to redemption, in whole or in part, then, upon any such redemption, the Depositary Shares relating to those deposited shares will be redeemed from the proceeds received by the Depositary as a result of the redemption. Whenever the Company redeems shares of Preferred Stock held by a Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of Preferred Stock so redeemed. The Depositary will mail the notice of redemption not less than 20 and not more than 50 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed. The redemption price per Depositary Share will be equal to the applicable fraction of the per share redemption price of the Preferred Stock underlying such Depositary Share. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

    If notice of redemption shall have been given as described above, from and after the date fixed for redemption, unless the Company shall have failed to redeem the shares of Preferred Stock so called for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding, and all rights of the holders of such Depositary Shares will cease, except for the right to receive the monies payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption, upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING RIGHTS

    As soon as practicable after receipt of notice of any meeting at which the holders of shares of Preferred Stock deposited under a Deposit Agreement are entitled to vote, the Depositary will mail the information contained in that notice of meeting (and any accompanying proxy materials) to the holders of the Depositary Shares relating to such Preferred Stock as of the record date for such meeting. Each such holder will be entitled, subject to any applicable restrictions, to instruct the Depositary as to the exercise of the voting rights of the Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the Preferred Stock represented by those Depositary Shares in accordance with the holder's instructions, and the Company will agree to take all action deemed necessary by the Depositary to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock deposited under a Deposit Agreement as to which it has not received specific instructions from the holders of the Depositary Shares representing those shares.

WITHDRAWAL OF STOCK

    Upon surrender of Depositary Receipts at the principal office of the relevant Depositary (unless the Depositary Shares evidenced thereby have previously been called for redemption), and subject to the terms of the related Deposit Agreement, the owner of the Depositary Shares evidenced thereby shall be entitled to delivery of whole shares of Preferred Stock and all money and other property, if any, represented by those Depositary Shares. Fractional shares of Preferred Stock will not be delivered. If the Depositary Receipts surrendered by the holder evidence Depositary Shares in excess of those representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to the holder at the same time a new Depositary Receipt evidencing the Depositary Shares. Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under a Deposit Agreement or to receive Depositary Shares therefor. The Company does not expect that there will be any public trading market for the Preferred Stock, except as represented by Depositary Shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing any Depositary Shares and any provision of a Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless and until approved by the holders of at least a majority of the Depositary Shares then outstanding under that Deposit Agreement. Each Deposit Agreement will provide that each holder of Depositary Shares who continues to hold those Depositary Shares at the time an amendment becomes effective will be deemed to have consented to the amendment and will be bound thereby. Except as may be necessary to comply with any mandatory provisions of applicable law, no amendment may impair the right, subject to the terms of the related Deposit Agreement, of any holder of any Depositary Shares to surrender the Depositary Receipt evidencing those Depositary Shares to the Depositary together with instructions to deliver to the holder the whole shares of Preferred Stock represented by the surrendered Depositary Shares and all money and other property, if any, represented thereby. A Deposit Agreement may be terminated by the Company or the Depositary only if
(i) all outstanding Depositary Shares issued thereunder have been redeemed or
(ii) there has been a final distribution in respect of the Preferred Stock relating to those Depositary Shares in connection with any liquidation, dissolution or winding up of the Company and the amount received by the Depositary as a result of that distribution has been distributed by the Depositary to the holders of those Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of any Depositary in connection with the initial deposit of Preferred Stock and the initial issuance of the relevant Depositary Shares and any redemption of such Preferred Stock. Holders of Depositary Shares will pay any other taxes and charges incurred for their accounts as are provided in the relevant Deposit Agreement.

MISCELLANEOUS

    Each Depositary will forward to the holders of Depositary Shares issued by that Depositary all reports and communications from the Company that are delivered to the Depositary and that the Company is required to furnish to the holders of the Preferred Stock held by the Depositary. In addition, each Depositary will make available for inspection by the holders of those Depositary Shares, at the principal office of such Depositary and at such other places as it may from time to time deem advisable, all reports and communications received from the Company that are received by such Depositary as the holder of Preferred Stock.

    Neither any Depositary nor the Company will assume any obligation or will be subject to any liability under a Deposit Agreement to holders of the Depositary Shares other than for its negligence or willful misconduct. Neither any Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under a Deposit Agreement. The obligations of the Company and any Depositary under a Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and any Depositary may rely on written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

    A Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove any Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $50,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of the Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

    Any series of Preferred Stock (and the Depositary Shares relating to such series) may be issued in certificated or book-entry form, as specified in the applicable Prospectus Supplement. Preferred Stock or Depositary Shares issued in book-entry form from the perspective of the beneficial owners thereof (the "Shareholders") will be issued in the form of a single global stock certificate or a single global Depositary Receipt (as the case may be) registered in the name of the nominee of The Depository Trust Company ("DTC," which term, as used herein, includes any successor or alternate depository selected by the Company).

    DTC is a limited-purpose trust company created to hold securities for its participating organizations (the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in the accounts of the Participants. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others (such as banks, brokers, dealers and trust companies) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). Persons who are not Participants or Indirect Participants may beneficially own securities held by DTC only through Participants or Indirect Participants.

    DTC's nominee for all purposes will be considered the sole owner or holder of the Preferred Stock or Depositary Shares held in book-entry form. Owners of beneficial interests in the global stock certificate or Depositary Receipt will not be entitled to have Preferred Stock or Depositary Shares registered in their names, will not receive or be entitled to receive physical delivery of Preferred Stock or Depositary Shares in definitive form and will not be considered the holders thereof under the Certificate of Incorporation or any Deposit Agreement.

    Neither the Company nor the Depository will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global stock certificate or Depositary Receipt, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    A Shareholder's ownership of Preferred Stock or Depositary Shares issued in book-entry form will be recorded on or through the records of the brokerage firm or other entity that maintains that Shareholder's account. In turn, the total number of shares of Preferred Stock or Depositary Shares held by an individual brokerage firm or other entity for its clients will be maintained on the records of DTC in the name of that brokerage firm or other entity (or in the name of a Participant that acts as agent for the Shareholder's brokerage firm or other entity if it is not a Participant). Therefore, a Shareholder must rely upon the records of the Shareholder's brokerage firm or other entity to evidence the Shareholder's ownership of Preferred Stock or Depositary Shares and transfer of ownership of that Preferred Stock or Depositary Shares may be effected only through the brokerage firm or other entity that maintains the Shareholder's account.

    Dividends or other distributions payable in respect of Preferred Stock or Depositary Shares will be paid by the Company or the Depositary, as the case may be, to DTC. DTC will be responsible for crediting the amount of payments that it receives to the accounts of the Participants in accordance with their respective standard procedures, which currently provide for payment in next-day funds. Each Participant will be responsible for disbursing the payments for which it is so credited to the Shareholders that it represents and to each brokerage firm or other entity for which it acts as agent. Each such brokerage firm or other entity will be responsible for disbursing funds to the Shareholders that it represents. It is suggested that any purchaser of Preferred Stock or Depositary Shares with accounts at more than one brokerage firm or other entity effect transactions in the Preferred Stock or Depositary Shares only through the brokerage firm or firms or other entity or entities that hold such purchaser's Preferred Stock or Depositary Shares.

    If DTC is at any time unwilling or unable to continue as depository in respect of a global certificate or global Depositary Receipt and a successor depository is not appointed by the Company or the Depositary, as the case may be, within 90 days, the Company will issue Preferred Stock or Depositary Shares, as the case may be, in definitive form in exchange for the global stock certificate or global Depositary Receipt. In addition, the Company may determine at any time not to have Preferred Stock or Depositary Shares represented by a global stock certificate or global Depositary Receipt (as the case may be), and, in such event, will issue Preferred Stock or Depositary Shares in definitive form in exchange for such global stock certificate or global Depositary Receipt. In either instance, an owner of a beneficial interest in the global stock certificate or global Depositary Receipt will be entitled to have Preferred Stock or Depositary Shares equal in aggregate amount to that beneficial interest registered in its name and will be entitled to physical delivery of a definitive certificate or other instrument evidencing such Preferred Stock or Depositary Shares. The registered holder of Preferred Stock or Depositary Shares will be entitled to receive the dividends or other distributions or, if applicable, the redemption price payable in respect of such Preferred Stock or Depositary Shares, upon surrender of the certificate (or Depositary Receipt) evidencing such Preferred Stock or Depositary Shares to the Company or the Depositary (as the case may be), in accordance with the procedures set forth in the Certificate of Incorporation or Deposit Agreement (as the case may be).

                              PLAN OF DISTRIBUTION

    The Company may sell the Preferred Stock or Depositary Shares representing the Preferred Stock (collectively, "Securities") in any of three ways: (i) to underwriters (including Bear Stearns) or dealers, who may act directly or through a syndicate represented by one or more managing underwriters (including Bear Stearns); (ii) through broker-dealers (including Bear Stearns) designated by the Company to act on its behalf as agents; or (iii) directly to one or more purchasers. Each Prospectus Supplement will set forth the manner and terms of the offering of the Securities covered thereby, including (i) whether that offering is being made to underwriters or through agents; (ii) any underwriting discounts, dealer concessions, agency commissions and any other items that may be deemed to constitute underwriters', dealers' or agents' compensation, and
(iii) the purchase price or initial public offering price of the Securities and the anticipated proceeds to the Company from the sale of the Securities.

    When Securities are to be sold to underwriters, unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent but the underwriters will be obligated to purchase all of the Securities if any are purchased. The Securities will be acquired by the underwriters for their own account and may be resold by the underwriters, either directly to the public or to securities dealers, from time to time in one or more transactions, including negotiated transactions, either at fixed public offering price or at varying prices determined at the time of sale. The initial public offering price, if any, and any concessions allowed or reallowed to dealers, may be changed from time to time.

    To the extent that any Securities underwritten by Bear Stearns are not resold by Bear Stearns for an amount at least equal to the public offering price thereof, the proceeds from the offering of those Securities will be reduced. Until resold, those Securities will be eliminated in consolidation as if they were not outstanding. Bear Stearns intends to resell any of those Securities from time to time following termination of the offering at varying prices related to prevailing market prices at the time of sale, subject to applicable prospectus delivery requirements.

    Unless otherwise indicated in the applicable Prospectus Supplement, when Securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the Securities for the Company's account and will receive commissions from the Company as set forth in the applicable Prospectus Supplement.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the Prospectus Supplement. These contracts will be subject only to those conditions set forth in the applicable Prospectus Supplement and the Prospectus Supplement will set forth the commissions payable for solicitation of these contracts.

    Underwriters and agents participating in any distribution of Securities may be deemed "underwriters" within the meaning of the Securities Act and any discounts or commissions they receive in connection therewith may be deemed to be underwriting compensation for the purposes of the Securities Act. Those underwriters and agents may be entitled, under their agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with or perform services for the Company or its affiliates in the ordinary course of business.

    Following the initial distribution of any series of Securities, and subject to obtaining the approval of the New York Stock Exchange, Inc., Bear Stearns may offer and sell previously issued Securities of that series from time to time in the course of its business as a broker-dealer. Bear Stearns may act as principal or agent in such transactions. This Prospectus and the Prospectus Supplement applicable to those

Securities will be used by Bear Stearns in connection with those transactions. Sales will be made at prices related to prevailing prices at the time of sale.

    In order to facilitate the offering of certain Securities hereunder, certain persons participating in the offering of those Securities may engage in transactions that stabilize, maintain or otherwise affect the price of those Securities during and after the offering of those Securities. Specifically, if so set forth in the applicable Prospectus Supplement, the underwriters of those Securities may over-allot or otherwise create a short position in those Securities for their own account by selling more of those Securities than have been sold to them by the Company and may elect to cover any such short position by purchasing those Securities in the open market. In addition, the underwriters may stabilize or maintain the price of those Securities by bidding for or purchasing those Securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if Securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of Securities to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

    Because Bear Stearns is a wholly owned subsidiary of the Company, each distribution of Securities will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from the Company's 1997 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                           VALIDITY OF THE SECURITIES

    The validity of the Preferred Stock will be passed upon for the Company by Weil, Gotshal & Manges LLP, New York, New York.

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    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                    PAGE
                                                    -----
The Company....................................         S-2
Certain Terms of the Depositary Shares.........         S-2
Certain Terms of the Series G Preferred
  Stock........................................         S-3
Federal Income Tax Consequences................         S-7
Underwriting...................................         S-8
Validity of the Securities.....................         S-9

                         PROSPECTUS

Available Information..........................           2
Incorporation of Certain Documents by
  Reference....................................           3
The Company....................................           4
Use of Proceeds................................           4
Ratio of Earnings to Combined Fixed Charges and
  Preferred Dividends..........................           4
Description of Preferred Stock.................           5
Description of Depositary Shares...............           8
Book-Entry Procedures and Settlement...........          11
Plan of Distribution...........................          13
Experts........................................          14
Validity of the Securities.....................          14

                                4,000,000 SHARES

                                THE BEAR STEARNS
                                 COMPANIES INC.

                               DEPOSITARY SHARES
                              EACH REPRESENTING A
                              ONE-FOURTH INTEREST
                                 IN A SHARE OF
                                5.49% CUMULATIVE
                           PREFERRED STOCK, SERIES G

                                ----------------

                             PROSPECTUS SUPPLEMENT
                             ---------------------

                            BEAR, STEARNS & CO. INC.
                             ABN AMRO INCORPORATED
                             CHASE SECURITIES INC.
                          DONALDSON, LUFKIN & JENRETTE
                                LEHMAN BROTHERS
                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
                              SALOMON SMITH BARNEY

                                 JUNE 16, 1998

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